[Deloitte & Touche LLP letterhead]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of the Stifel Financial Corp. Wealth Accumulation Plan on Form S-8 of our report dated March 9, 2001, and incorporated by reference in the Annual Report on Form 10-K of Stifel Financial Corp. for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
May 8, 2001